Sezzle Inc. (ASX:SZL) | ARBN 633 327 358 | sezzle.com | 251 1st Ave N, Suite 200, Minneapolis, MN 55401 1 02 December 2021 ASX RELEASE Company Announcements Platform Sezzle Delivers for the Holidays: UMS Run- rate Hits Record US$2.5 Billion Sezzle Inc. (ASX: SZL) (Sezzle or Company) // Installment payment platform, Sezzle, is pleased to provide key performance metrics for the period surrounding Black Friday and Cyber Monday. Sezzle experienced significant growth both online and instore for the month of November as Underlying Merchant Sales (UMS) reached an annualized run-rate of US$2.5 billion, as Sezzle’s UMS for the month of November rose 83% YoY. For the 4-day Black Friday and Cyber Monday period, Sezzle’s UMS in the US and Canada rose 53% YoY with instore up 783% and online increasing 46%. Sezzle continued to add merchants and consumers at a rapid pace with Active Merchant count rising 84% YoY and Active Consumers increasing 60% YoY. “’The holiday season is a special time of the year, and we are happy to play an important role in the lives of consumers as they make their purchase decisions,” stated Chief Revenue Officer, Veronica Katz. “We are also enthusiastic to be launching the next installment of our holiday campaign – ‘Home 4 The Holidays’ – in which Sezzle is giving away over 1,400 prizes.” Sezzle continues to experience the benefits of diversifying into a broader set of verticals as shoppers are adopting ‘buy now, pay later’ in their everyday lives. For the Black Friday Cyber Monday period, the Company’s highest growth categories were: • Hunting & Fishing; • Food & Drink; • Vitamins and Dietary Supplements; • Furniture;

Sezzle Inc. (ASX:SZL) | ARBN 633 327 358 | sezzle.com | 251 1st Ave N, Suite 200, Minneapolis, MN 55401 2 • Fine Jewelry; and • Sports and Hobbies. This announcement was approved by the Company’s CEO and Executive Chairman, Charlie Youakim, on behalf of the Sezzle Inc. Board. Contact Information For more information about this announcement: Lee Brading, CFA Investor Relations +61 391 112 670 InvestorRelations@sezzle.com Justin Clyne Company Secretary +61 407 123 143 jclyne@clynecorporate.com.au Media Enquiries Mel Hamilton - M&C Partners +61 417 750 274 melissa.hamilton@mcpartners.com.au About Sezzle Inc. Sezzle is a fintech company on a mission to financially empower the next generation. Sezzle’s payment platform increases the purchasing power for millions of consumers by offering interest-free installment plans at online stores and select in-store locations. Sezzle’s transparent, inclusive, and seamless payment option allows consumers to take control over their spending, be more responsible, and gain access to financial freedom. The increase in purchasing power for consumers leads to increased sales and basket sizes for the more than 44,000 Active Merchants that offer Sezzle. For more information visit sezzle.com. Sezzle’s CDIs are issued in reliance on the exemption from registration contained in Regulation S of the US Securities Act of 1933 (Securities Act) for offers of securities which are made outside the US. Accordingly, the CDIs have not been, and will not be, registered under the Securities Act or the laws of any state or other jurisdiction in the US. As a result of relying on the Regulation S exemption, the CDIs are ‘restricted securities’ under Rule 144 of the Securities Act. This means that you are unable to sell the CDIs into the US or to a US person who is not a QIB for the foreseeable future, unless the re-sale of the CDIs is registered under the Securities Act or another exemption is available. To enforce the above transfer restrictions, all CDIs issued bear a FOR Financial Product designation on the ASX. This designation restricts any CDIs from being sold on ASX to US persons excluding QIBs. However, you are still able to freely transfer your CDIs on ASX to any person other than a US person who is not a QIB. In addition, hedging transactions with regard to the CDIs may only be conducted in accordance with the Securities Act.